Exhibit 99.1


                              SPECTRASCIENCE, Inc.

EXHIBIT 99: FORWARD-LOOKING STATEMENTS

CAUTIONARY STATEMENT IDENTIFYING IMPORTANT FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER FROM THOSE PROJECTED IN FORWARD-LOOKING STATEMENTS.

         SPECTRASCIENCE, Inc. (the "Company") desires to take advantage of the "safe harbor" provisions contained in the Private Securities Litigation Reform Act of 1995 (the "Act"). Contained in this Form 10-KSB are statements which are intended as "forward-looking statements" within the meaning of the Act. When used in this Form 10-KSB, in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases and in any other written or oral statements made by the Company, words or phrases such as "may," "expects," "will continue," "is anticipated," "management believes," "estimate," "projects," "hope" or expressions of a similar nature are intended to identify forward-looking statements within the meaning of the Act. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those results presently anticipated or projected. These risks and uncertainties include, but are not limited to, the factors listed under the caption "Risk Factors" below. The Company wishes to caution readers not to place undue reliance on forward-looking statements. Readers are advised that the factors listed below may have affected the Company's performance in the past and could affect future performance. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any forward-looking statements or contained in any subsequent filings by the Company with the Securities and Exchange Commission. New factors may emerge from time to time, and it is not possible for the Company to predict all of such factors, nor can the Company assess the impact of each factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. The forward-looking statements contained in this exhibit are made as of the date of this Form 10-KSB, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

                                  RISK FACTORS

         WE HAVE INCURRED SIGNIFICANT OPERATING LOSSES EACH YEAR SINCE OUR INCEPTION. Our net loss for the year ended December 31, 2000 was $2,408,288. The net loss for the year ended December 31, 2001 was $2,970,301. Our accumulated deficit at December 31, 2001 was approximately $54.1 million. Approximately $19.5 million of the deficit has been incurred since October 1992 when our focus changed. We received regulatory approval for the WavSTAT(TM) I System in November 2000, for the WavSTAT(TM) II System in February 2002, and are awaiting approval for the WavSTAT(TM) III System. We also received regulatory approvals to sell in the European Union in October 2000. Although we expect sales in 2002 we will continue to have operating losses in 2002.

         SALES OF THE WavSTAT(TM) OPTICAL BIOPSY(TM) SYSTEM WILL BE DEPENDENT ON THE AVAILABILITY OF ADEQUATE REIMBURSEMENT FROM THIRD PARTY PAYORS. Managed care organizations and medical facilities will seek reimbursement from various governmental programs and private insurance carriers for charges associated with providing WavSTAT(TM) Optical Biopsy System related healthcare services. Procedures using the WavSTAT(TM) System are not, and may not ever be approved for reimbursement by third party payors. Even if they are eligible, the level of reimbursement may not be adequate. If we fail to obtain adequate third-party reimbursement it will negatively affect our ability to sell the WavSTAT(TM) System and our business.

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                                                                    Exhibit 99.1

         OUR INDUSTRY IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION. The healthcare industry in general, and the medical device sector in particular, is heavily regulated in the areas of licensing, operations, facilities, environmental protection, and pricing and reimbursement policies. Company management believes we are currently operating in compliance with applicable regulations. Company management also believes that the healthcare industry is constantly changing and we will probably be required to modify our operations from time to time to stay in compliance. We cannot predict what effect new or additional legislation or regulation would have on us. Subsequent adoption of laws or interpretations of existing laws could restrict or otherwise adversely affect our business.

         THE BUSINESS WE OPERATE IS SUBJECT TO EXTENSIVE FEDERAL, STATE, AND LOCAL REGULATION. Many federal and state government agencies extensively regulate the manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products. The broad language used in the laws that regulate our business often makes it difficult to remain in strict compliance. Our failure or inability to comply with applicable laws and governmental regulations may materially and adversely affect our business.

         WE MAY NOT RECEIVE OR BE ABLE TO MAINTAIN GOVERNMENTAL APPROVALS FOR OUR PROPOSED PRODUCTS ON A TIMELY BASIS, OR AT ALL. The design, manufacture, labeling, distribution and marketing of our products is subject to extensive government regulation in the United States and internationally. The process of obtaining required regulatory approvals is lengthy, expensive and uncertain.

         In the United States, medical devices are assigned to one of three classes depending on the controls the FDA deems necessary to ensure the safety and effectiveness of the device. The WavSTAT(TM) Optical Biopsy System is a Class III device, which is the most strict classification. In addition to adhering to general controls to which all medical devices are subject, and special controls such as performance standards, post-market surveillance and patient registries, a Class III device must receive pre-marketing approval to ensure its safety and effectiveness. Any new products or applications we develop may require governmental approval. There can be no assurance that we will receive the necessary governmental approvals on a timely basis, or at all.

         We received FDA approval in November 2000 and European Union approval in October 2000 for the WavSTAT(TM) Optical Biopsy(TM) System for use during endoscopy of the colon. The European Union is similar to the FDA in that even after approval to market, both agencies will audit the Company to insure ongoing regulatory compliance. All of our manufacturing, operations, sales and marketing activities are monitored for compliance and will be regularly audited now that we have marketing approval.

         Any failure to maintain regulatory compliance, or obtain necessary governmental approvals for new products or applications would adversely affect our business and could materially affect our financial condition.

         REGULATORY REQUIREMENTS COULD DELAY THE INTRODUCTION OF OUR PRODUCT INTO FOREIGN MARKETS OR LIMIT OUR MARKETING SCOPE. Sales of medical devices are subject to regulatory requirements that vary from country to country. We may not be able to obtain necessary foreign regulatory approvals. It may also be very costly to obtain or maintain non-U.S. regulatory approvals. We obtained ISO 9001 certification and CE Mark authorization in the year 2000. Both of these


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                                                                    Exhibit 99.1

approvals are necessary before sales of our product can commence in the European Union. Regulatory activities necessary to make sales in other locations have not begun. We passed our inspection for maintenance of ISO 9001 certification during 2001. If we do not maintain ISO 9001 certification, or do not obtain necessary foreign regulatory approvals it may negatively affect our ability to market our product in foreign markets and could adversely affect our business.

         OUR FUTURE IS HIGHLY DEPENDENT ON OUR ABILITY TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE THE WavSTAT(TM) OPTICAL BIOPSY SYSTEM, OUR ONLY FULLY DEVELOPED PRODUCT. Even though we are developing new products in addition to the WavSTAT(TM) System, it is possible our efforts may not be successful or that we may not be able to commercialize products we succeed in developing. If we do not successfully commercialize our only fully developed product, we may not be able to raise additional funds in the future and it may have a material adverse effect on our business, financial condition and results of operations.

         THE ENDOSCOPY MARKET MAY NOT ACCEPT OUR PRODUCT. We believe that physician acceptance of procedures performed using the WavSTAT(TM) System will be essential for its market acceptance. There can be no assurance that physicians, medical providers or the medical community in general will accept and utilize our product even though it may be safe and effective. Failure of any of our products to achieve market acceptance could have a material adverse effect on our business, financial condition and results of operations.

         WE MAY HAVE PROBLEMS MANAGING GROWTH AS WE EXPAND OUR OPERATIONS. As we commercialize the WavSTAT(TM) System and develop additional products, we expect to expand operations in all areas. We will have to implement or improve operational, financial and management systems, as well as expand and manage our workforce. If we fail to manage the growth properly, our systems, personnel, procedures or controls may not be designed, implemented or improved in a timely and cost-effective manner. If our resources cannot support future operations, growth may be limited and there may be a material adverse effect on our business, financial condition and results of operations.

         OUR LIMITED SALES AND MARKETING RESOURCES COULD PREVENT US FROM EFFECTIVELY MARKETING OUR PRODUCTS. We have very limited internal marketing and sales resources and personnel. In order to market the WavSTAT(TM) System and any other products we may develop, we will have to develop distribution capabilities and a marketing and sales force with technical expertise. We may not be able to establish sales and distribution capabilities, obtain distribution agreements on commercially reasonable terms, or gain market acceptance for our products. We may also have difficulty in recruiting and retaining skilled marketing and sales personnel. Our marketing and sales efforts may not be successful. If we cannot effectively market our products it will have a material adverse effect on our business, financial condition and results of operations.

         WE WILL NEED TO ENTER INTO STRATEGIC PARTNERSHIPS AND RELATIONSHIPS WITH DISTRIBUTORS TO MARKET AND DISTRIBUTE OUR PRODUCTS. We intend to sell our products through strategic partners and distributors. Our future success will depend, in part, on our ability to enter into agreements that will be beneficial to us. The prospects for relationships with strategic partners and distributors will depend on the interest of the other party in the specific product(s) involved. It will also depend on their ability and willingness to perform in the role we contemplate for them. We may have limited or no control over the resources that any particular strategic partner or distributor devotes to its relationship with us. We may not be able to locate qualified parties that we can


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                                                                    Exhibit 99.1

enter into strategic partner or distributor relationships with. If we are not successful in developing these types of relationships, or if the relationships do not prove successful, our business, financial condition and results of operations could be materially adversely affected.

         WE PURCHASE SOME RAW MATERIALS AND KEY COMPONENTS OF OUR PRODUCTS FROM SOLE, SINGLE OR LIMITED SOURCES OF SUPPLY. For some of these components, there are few alternative sources of supply. We may not be able to renew the existing agreement under which we purchase our WavSTAT(TM) Optical Biopsy Forceps. If we need to establish additional or replacement suppliers for the forceps, laser light source or spectrophotometer used in the WavSTAT(TM) System, it could be costly and time consuming. If any of our suppliers fail to provide an adequate supply of components in a timely manner or we cannot locate qualified alternative suppliers for materials and components at reasonable expense, it could adversely affect our business and financial condition. Any delays or shortages could have a material adverse effect on our business, financial condition and results of operations, especially as we scale up our manufacturing activities in support of sales.

         WE HAVE NO EXPERIENCE IN MANUFACTURING OUR PRODUCTS IN COMMERCIAL QUANTITIES. To be financially successful we must manufacture our product in accordance with regulatory requirements, in commercial quantities, at appropriate quality levels, and at acceptable costs. We may not be able to establish or maintain reliable, high-volume manufacturing capacity at commercially reasonable costs. We will need to develop the necessary expertise to establish large-scale manufacturing capabilities. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control, component supply shortages, lack of qualified personnel, compliance with applicable regulations, and the need for further regulatory approval of new manufacturing processes. We believe our current facility is adequate to support our commercial assembly and manufacturing activities until the end of the lease term. Our inability to establish and maintain large-scale manufacturing capabilities could have a material adverse effect on our business, financial condition and results of operations.

         THE MEDICAL DEVICE INDUSTRY IS HIGHLY COMPETITIVE. We are not aware of any direct competitors using an endoscopic optical biopsy system to detect and differentiate between healthy and pre cancerous or cancerous tissues in the gastrointestinal tract. However, there can be no assurance that we will be the first to market such a system or to market such a system effectively. We believe that our competitors are primarily development stage companies in the process of developing spectroscopic technology for early cancer detection. Many of our competitors and potential competitors are larger and have greater financial, personnel, manufacturing, distribution, marketing and other resources than we do. Competition from these companies may materially and adversely affect our business.

         OUR BUSINESS IS DEPENDENT UPON THE DEVELOPMENT OF NEW PRODUCTS. Rapid innovation and technological change characterize the medical device industry. Because of this, the life cycle of any particular product is short. Therefore, how quickly we can develop products, gain regulatory approval and reimbursement acceptance and supply commercial quantities of the product to the market are important competitive factors. New discoveries and developments with respect to the diagnostic treatment of cancer, or alternative diagnostic systems could render our products obsolete.

         WE RELY ON PATENTS, COPYRIGHTS, TRADE SECRETS AND CONTRACTS TO PROTECT OUR PROPRIETARY RIGHTS. Our success depends partly on our ability to maintain patent protection for our products and processes, to preserve our trade secrets and to operate without infringing on the proprietary rights of third parties. The patent and trade secret positions of medical device companies often involve complex and evolving legal and factual questions. The laws of some foreign


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                                                                    Exhibit 99.1

countries do not protect our intellectual property rights to the same extent that the laws of the United States do. We have several allowed and pending patents covering different aspects of the WavSTAT(TM) Optical Biopsy System. We can provide no assurances that any patent we apply for will be issued. Furthermore, there are no assurances that any issued patents will not be challenged, invalidated, or circumvented, or that the rights granted will provide any competitive advantage. For the WavSTAT(TM) Optical Biopsy System, we currently own exclusive rights to a total of five issued, allowed and pending U.S. patents and applications, and four pending international patent applications. We are the exclusive licensee of one allowed U.S. application and one other international patent application.

         We also rely on proprietary technology that is not patented. There can be no assurances that others will not independently develop substantially equivalent proprietary information and techniques, or gain access to or disclose our proprietary technology. We may not be able to protect our rights in the unpatented proprietary technology. SPECTRASCIENCE policy requires each employee, consultant or advisor to execute a confidentiality agreement upon the commencement of a business relationship with us. These agreements generally provide that all inventions conceived by the individual during the term of the relationship are the exclusive property of SPECTRASCIENCE and shall be kept confidential. There can be no assurance that these agreements will protect our proprietary information in the event of unauthorized use or disclosure of such information, or that if they do provide a meaningful level of protection, we will have the financial resources necessary to enforce our proprietary rights. Any loss of patent protection or know-how for our products could adversely affect our business.

         THERE IS A HIGH RISK OF INTELLECTUAL PROPERTY LITIGATION WITHIN THE MEDICAL DEVICE INDUSTRY. We could incur substantial expense in defending or enforcing our intellectual property rights. In addition to being costly, the litigation process is time consuming and would divert our limited resources. There can be no assurances that we will have the financial or other resources necessary to enforce our patent rights against our competitors, many of which have substantial resources. We could also incur substantial expense in defending ourselves against third parties with respect to patent or other intellectual property right infringement claims. There can be no assurances that we could successfully defend ourselves against these claims. If unsuccessful, we may have to modify or refrain from selling our products, or enter into royalty agreements. It is common to settle infringement claims through licensing or similar arrangements, but the associated costs could be substantial and could include ongoing royalties. We may not be able to obtain necessary licenses on satisfactory terms or at all. An adverse determination in any intellectual property litigation could have a material adverse effect on our business and financial condition.

         WE HAVE A LICENSING AGREEMENT, WHICH IF TERMINATED WOULD ADVERSELY AFFECT OUR BUSINESS. We currently have a licensing arrangement with The Massachusetts General Hospital giving us an exclusive license to an issued patent for the Optical Biopsy(TM) System forceps and fiber. This license is exclusive through the life of the licensed patents and has customary diligence requirements for commercially reasonable best efforts to introduce products. Both of the licensing agreements are subject to termination for failure to pay fees or other material breach.

         We can provide no assurance that this license agreement will remain in force or provide the proprietary rights that we require to develop and commercialize our products. We could encounter significant delays in product introduction if we had to design around the proprietary rights granted in these licensing agreements, and we can provide no assurance that we would even be able to design around them. Even if we were able to design around their proprietary rights, our business could be adversely affected.


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                                                                    Exhibit 99.1

         OUR SUCCESS IS HIGHLY DEPENDENT ON THE RETENTION OF PRINCIPAL MEMBERS OF OUR MANAGEMENT AND SCIENTIFIC STAFF AND THE RECRUITMENT OF ADDITIONAL QUALIFIED PERSONNEL. We are dependent to a significant extent on the services of our corporate officers, Scott Anderson and Chester Sievert. There is intense competition from other companies, research and academic institutions and other organizations for qualified personnel with the same skills we require. There can be no assurance that we will be successful in hiring or retaining qualified personnel. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain key man life insurance on any of our officers.

         WE NEED ADDITIONAL CAPITAL RESOURCES. Management anticipates that it does not have sufficient cash and cash equivalents to fund basic operations through fiscal year 2002, and that the Company needs to complete a financing transaction in 2002 in order to be able to financially execute its current business plan. Our ability to raise additional financing depends on many factors. Some of these factors are:

         *        the progress of our research and development,
         *        the scope and results of any clinical trials,
         * the extent to which the WavSTAT(TM) Optical Biopsy System and other products gain market acceptance,
         *        actions relating to regulatory and reimbursement matters,
         *        the effect of competitive products,
         *        the cost and effect of future marketing programs,
         * the resources we devote to manufacturing and developing our products, and
         *        general economic conditions and various other factors.

         We can provide no assurances that additional funding will be available on terms satisfactory to us or at all. We may be required to seek additional funds through debt or equity financing, arrangements with corporate partners or from other sources. If we do not have sufficient shares of common stock available out of our treasury to raise capital through the placement of common stock, shareholder approval may be required to make additional shares of common stock available. Our shareholders may not approve an increase in our authorized shares of common stock. Your control and ownership could be substantially diluted if we issue additional equity securities. We may have to cut back operations or give significant technology or market rights to strategic partners if we cannot obtain additional financing when needed. If we need financing and fail to obtain it on terms satisfactory to us, it could have a material adverse effect on our business, financial condition and results of operations.

         OUR STOCK IS VOLATILE. The market price of our common stock has from time to time experienced significant price and volume fluctuations that are beyond our control and unrelated to our operating performance. Factors that may have a significant adverse effect on the market price of our securities include, but are not limited to:

         *        fluctuations in our operating results,
         * announcements of technological innovations or new diagnostic or therapeutic products by SPECTRASCIENCE or our competitors,
         *        government regulations,
         *        developments in patent or other proprietary rights,
         * public concern as to the safety of products developed by SPECTRASCIENCE or others, and
         *        general market or economic conditions.


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                                                                    Exhibit 99.1

Additionally, our common stock is thinly traded and trading in a small number of shares of our securities, whether on the buy or sell side, may result in significant price movements.

         WE MAY NOT BE ABLE TO GET RELISTED ON THE NASDAQ SMALLCAP MARKET. In March 1999 our stock was delisted from trading on the Nasdaq SmallCap Market. If we raise sufficient additional funds in fiscal year 2002 we intend to reapply for initial listing of our common stock on the Nasdaq SmallCap Market. To qualify for initial listing our common stock must have a minimum bid price of $4.00, we must meet specific corporate governance requirements, have a minimum of 300 round lot shareholders, and have at least three market makers in our common stock. In addition, we must (a) have either stockholders equity of more than $5 million, a market capitalization of $50 million or net income of $750,000; (b) have a public float of 1 million shares; and (c) the market value of the public float must be more than $5 million. There may be additional subjective criteria that we may be required to meet in order to obtain an initial Nasdaq SmallCap Market listing. There can be no assurance that our common stock will be relisted on the Nasdaq SmallCap Market or, if relisted, that the stock price will not drop below $5.00 and be subject to the penny stock rules as described below.

         OUR STOCK IS SUBJECT TO RULES THAT LIMIT YOUR ABILITY TO SELL THE SHARES OF OUR COMMON STOCK THAT YOU OWN. Our common stock is covered by a Commission rule that regulates the trading of so-called "penny stocks." Penny stocks are generally defined as any security not listed on a national securities exchange or The Nasdaq SmallCap Market, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets or revenues. There are additional sales practice requirements imposed on broker-dealers who sell these securities to persons other than established customers and accredited investors. Accredited investors are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 jointly with their spouse. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the ability of broker-dealers to sell our securities or shareholders to sell their shares in the secondary market may be adversely affected.

         WE FACE AN INHERENT BUSINESS RISK OF EXPOSURE TO PRODUCT LIABILITY CLAIMS, WHICH COULD MATERIALLY ADVERSELY IMPACT OUR BUSINESS. Clinical trials, sales, or marketing of any of our products may expose us to liability claims resulting from the use of our products. These claims might be made directly by consumers, health care providers or by others selling the products. We currently maintain a product liability insurance policy with an aggregate and per occurrence limit of $2,000,000. We can provide no assurance that such limits are sufficient to protect us in the event of litigation. Moreover, there can be no assurance that we will be able to maintain such insurance. If we are unable to maintain insurance under terms acceptable to us, it could prevent or inhibit the clinical testing or commercialization of products developed by us. Even if a product liability claim is not successful, the time and expense of defending against such a claim may adversely affect our business and results of operations.

         ANTI-TAKEOVER PROVISIONS AVAILABLE TO US COULD DEPRIVE YOU OF AN OPPORTUNITY TO SELL YOUR SHARES OF COMMON STOCK AT PRICES HIGHER THAN PREVAILING MARKET PRICES. Certain provisions of Minnesota law are intended to provide management flexibility to enhance the likelihood of continuity and stability in the composition of our Board of Directors, in the policies formulated by the Board, and to discourage an unsolicited takeover if the Board determines that the takeover is not in the best interests of SPECTRASCIENCE and its shareholders. These provisions could discourage attempts to acquire us, and not allow you to sell your shares of common stock at prices that might be higher than prevailing market prices.


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                                                                    Exhibit 99.1

         Our Board of Directors can issue up to 20,000,000 shares of undesignated preferred stock and determine the price, rights, preferences and privileges of those shares without any further vote or action by our shareholders. The rights of holders of any preferred stock that we may issue in the future may adversely affect your rights as a holder of common stock. At this time we do not intend to issue any preferred stock, however, if we issued preferred stock in connection with an acquisition or for other corporate purposes, it could make it more difficult for a third party to acquire a majority of our outstanding voting stock.


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